Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Forms S-8, No. 333-108317 and No. 333-138552) pertaining to the Molina Healthcare, Inc. 2000 Omnibus Stock and Incentive Plan, 2002 Equity Incentive Plan, and 2002 Employee Stock Purchase Plan, and to the registration statement (Form S-3/A, No. 333-123783) and related Prospectus Supplement of Molina Healthcare, Inc., of our report dated December 20, 2007, with respect to the consolidated balance sheet of Alliance For Community Health LLC, d/b/a Mercy CarePlus, as of December 31, 2006, and the related statements of income, members’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Molina Healthcare, Inc. dated January 17, 2008.
Brown Smith Wallace, LLC
St. Louis, Missouri
January 16, 2008